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 LONG TERM GAS AGREEMENT                                        EXHIBIT 10.40

This Agreement is made this tenth day of October 2000, between Midland Cogeneration Venture Limited Partnership ("MCV" or "Buyer") and El Paso Merchant Energy Gas, L.P. ("Seller") for the purpose of entering into a long term gas supply arrangement on the terms and conditions that follow. In this Agreement, Seller and Buyer may also be referred to individually as "Party" or collectively as "Parties."

1. Definitions. The following terms when used in this Agreement shall have the following meanings:

         1.1.     "Agreement" shall mean this Agreement and all Exhibits hereto.

         1.2. "Btu" shall mean one (1) British Thermal Unit, the amount of heat required to raise the temperature of one (1) pound of water one (1) degree Fahrenheit at sixty (60) degrees Fahrenheit. BTU is measured on a dry basis.

         1.3. "Business Day" shall mean any Day other than a Day on which banks in the U.S.A. are allowed by law to be closed.

         1.4. "Contract Year" shall mean any calendar year during the term of this Agreement.

         1.5. "Cubic Foot of Gas" shall mean the volume of Gas contained in one (1) cubic foot of space at a pressure of fourteen and seventy-three hundredths (14.73) dry Psia, at a temperature of sixty degrees (60 degrees) Fahrenheit.

         1.6. "Day" shall mean a period of twenty-four (24) consecutive hours (23 hours when changing from Standard to Daylight time and 25 hours when changing back to Standard time) beginning and ending at 9:00 a.m. Central clock time.

         1.7.     "Disputed Amount" shall have the meaning set forth in Section
                   5.1.2.

         1.8. "Gas" shall mean any mixture of hydrocarbon and noncombustible gases in a gaseous form consisting primarily of methane and includes natural Gas produced from gas wells (gas well gas), Gas which immediately prior to being produced from a reservoir is in solution with crude oil or dispersed in an intimate association with crude oil or in contact with crude oil across a gas-oil contact (casinghead gas), or residue gas resulting from the processing of either or both casinghead gas and gas well gas.

         1.9. "Material Adverse Change" shall mean: (i) with respect to Guarantor, a reduction of Guarantor's unsecured, long-term, senior indebtedness not supported by third party credit enhancement by Standard & Poor's Corporation or its successor ("S&P") to below "BBB minus", or by Moody's Investor Service, Inc. or its successor ("Moody's") to below "Baa3", and (ii) with respect to MCV having less than $60 million Cash Reserves as reported in the Liquidity Section of Midland Cogeneration Venture's annual 10K report and quarterly 10Q report. Cash Reserves equal the total Cash Reserves as reported less the funds restricted for rental payments (presently $137,000,000) and funds restricted for management nonqualified plans (presently $0).

         1.10.    "Mcf" shall mean one thousand (1,000) cubic feet of Gas.

         1.11. "MMBtu" shall mean a quantity of Gas equal to one million (1,000,000) Btu, which is equivalent to one (1) dekatherm.

         1.12. "Month" shall mean the period beginning at 9 a.m. Central clock time on the first Day of any calendar month and ending at 9 a.m. Central clock time on the first Day of the next succeeding calendar month.

         1.13. "Point of Delivery" shall mean the point where Seller delivers Gas to Buyer as set forth in this Agreement as referred to in Exhibit A.

         1.14. "Prime Rate" shall mean the fluctuating per annum lending rate of interest from time to time published by CITIBANK, N.A., or its successor, for its best commercial customers.

         1.15.    "Psia" shall mean pounds per square inch absolute.

         1.16. "Transporter" shall mean any pipeline transporting gas subject to this Agreement.

         1.17.    "Undisputed Amount" shall have the meaning set forth in
                   Section 5.1.2.


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2.       Quantity. Seller agrees to deliver and sell and MCV agrees to receive and purchase the following volumes at the specific Point of Deliveries in accordance with the terms and conditions of this Agreement:
                  10,000 MMBtu /Day, on a firm basis, at Point of Delivery A 16,000 MMBtu/Day, on a firm basis, at Point of Delivery B 10,000 MMBtu/Day, on a firm basis, at Point of Delivery C
3.       Price.
         3.1. The price to be paid by Buyer to Seller for all quantities of Gas delivered hereunder inclusive of all taxes and other adjustments or costs not provided for herein shall be:
                  $3.78 per MMBtu for all Gas delivered to the Point of Delivery A
                  $3.825 per MMBtu for all Gas delivered to the Point of Delivery B
                  $4.10 per MMBtu for all Gas delivered to the Point of Delivery C

         3.2. Seller shall be responsible for all taxes prior to the Point of Delivery. MCV shall be responsible for all taxes at and after the Point of Delivery, including but not limited to all sales and use taxes.

4. Term. Deliveries of Gas at Point of Deliveries A, B, and C shall be as follows unless an early termination is effected in accordance with the terms of this Agreement
         Point of Delivery A: shall commence November 1, 2006 and continue through October 31, 2012
         Point of Delivery B: shall commence January 1, 2007 and continue through December 31, 2012
         Point of Delivery C: shall commence November 1, 2006 and continue through October 31, 2012

5.       Billing, Payments and Audit.

         5.1.   Billing and payment procedures are as follows:

                5.1.1. After the delivery of Gas has commenced hereunder, Seller shall, on or about the tenth Day of each month, render to Buyer a statement showing the estimated (or actual if available) quantity of Gas delivered at each Point of Delivery during the prior month and the amounts due Seller hereunder. Seller shall also render to Buyer, if necessary, a separate statement showing the adjustment, if any, required to conform the prior month's estimated and actual deliveries and prices. Payment of the amount due based on such statements shall be made by Buyer to Seller by wire transfer with immediately available funds the later of (a) ten (10) Days following receipt of such statement or (b) the twentieth (20th) Day of the month. If the due date falls on a Day that is not a Business Day, then payment shall be made on the next Business Day. If Buyer bills Seller, the same procedure shall be followed as set forth in this Section 5.1.1.

                5.1.2. In the event that either Party shall in good faith dispute any portion of the amount shown in the other Party's statement (hereinafter called the "Disputed Amount"), the disputing Party shall (a) notify the other Party in writing as to the Disputed Amount, and (b) pay the remaining undisputed portion of the other Party's statement when due (hereinafter, the "Undisputed Amount").

                5.1.3. If it is determined that the failure to pay any Undisputed Amount of any statement was not justifiable, interest on such Undisputed Amount shall accrue at a rate per annum equal to the Prime Rate plus one percent (1.0%) from the time payment would have been due until the time payment is made, but in no event shall the interest on such unpaid portion exceed the applicable lawful nonusurious rate of interest. Payment of any previously unpaid Undisputed Amount shall be credited first to all interest accrued and then to principle.

         5.2. Each Party hereto shall have the right, upon reasonable written notice, during normal business hours and at its own expense to examine the books and records of the other Party to the extent necessary to verify the accuracy of any statement, charge, computation, or demand made under or pursuant to this Agreement. Such examination shall be conducted no more than once in a twelve-month period. Any error or discrepancy in statements furnished pursuant to this Agreement shall be promptly reported to Seller or Buyer, as applicable, and proper adjustment thereof shall be made within thirty (30) Days after final determination of the

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                correct volumes or amounts involved; provided, however, that if no such errors or discrepancies are reported to Seller or Buyer, as applicable, within two (2) years from the end of the calendar year in which such errors or discrepancies occurred, the same shall be conclusively deemed to be correct.

6.       Deliveries.

         6.1. Exhibit A hereto sets forth the Point of Delivery under this Agreement. Seller shall not use any other point to deliver Gas without Buyer's written consent, which Buyer may grant or withhold in its sole discretion.

         6.2. To the extent that the procedures for the delivery of Gas set forth herein conflict with the rules and tariffs of any Transporter, the Transporter's rules and tariffs will control and the Parties shall cooperate fully with each other in complying with such rules and tariffs.

7. Third Party Gas. Buyer understands and agrees the Gas delivered hereunder may be supplied either from Seller's Gas or from Gas purchased by Seller from third parties; provided however, if such Gas is purchased from third parties, Seller shall be solely responsible for the payment of the purchase price of Gas to such third parties.

8. Title. Title and risk of loss to Gas delivered hereunder shall pass from Seller to Buyer at the Point of Delivery.

9. Delivery Pressure. Seller shall be required to deliver or cause delivery of the Gas to the Point of Delivery and for delivering such Gas at a pressure sufficient to effect such delivery. Notwithstanding anything to the contrary herein, Seller shall have the right but not the obligation to install compression to effect deliveries of Gas hereunder.

10. Quality of Gas. The Gas to be delivered by Seller hereunder at the Point of Delivery shall comply with the quality requirements of the receiving Transporter.

11. Measurement and Tests of Gas. The quantity and quality of Gas delivered to the Buyer's account at the Point of Delivery shall be determined in accordance with the established standard terms and conditions applicable to the Transporter's gas transportation contracts.

12. Warranty of Title. Seller hereby warrants (i) title to all Gas sold hereunder or the right to sell such Gas, (ii) that it has the right to sell same to Buyer, and (iii) that all such Gas shall be free from any and all liens and adverse claims of any nature whatsoever. Seller agrees to indemnify and hold Buyer harmless, including but not limited to, all costs, damages, and expenses (including Buyer's reasonable attorney fees) incurred by Buyer in defending against any liens or adverse claims of any nature whatsoever, including but not limited to, third parties from whom Seller purchased Gas as permitted in Section 7, in addition to any other remedies Buyer may have hereunder or at law.

13.      Credit Worthiness.

         13.1. This Agreement is subject to (i) Seller providing, for the term of this Agreement, a parental guaranty to Buyer in the form attached hereto as Exhibit "B"; and (ii) Buyer providing, prior to Deliveries of Gas, an acceptable letter of credit for 90 days of gas deliveries to Seller provided that if Buyer's senior long-term debt is investment grade, no such letter of credit shall be required.

         13.2. At any time, and from time to time during the term of this Agreement (and notwithstanding whether an Event of Default has occurred as defined in Section 21) but not more than once in any Day, if the Termination Payment (as such term is defined in Section 13.5) should exceed $5,000,000 with respect to Buyer and $12,000,000 with respect to Seller (the "Security Threshold"), then either Party may request the other Party to provide additional Performance Assurance in an amount equal to the amount by which the Termination Payment exceeds the Security Threshold (rounding upwards for any fractional amount to the next $100,000). The Performance Assurance shall be delivered within five Business Days of the date of the request. If such additional Performance Assurance is not received by the requesting Party

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                within five Business Days, then the requesting Party, in
                addition to any other remedy available, may immediately suspend performance with respect to the quantities associated with the amount in excess of the Security Threshold, and cover such lost supply or market, as the case may be. Incremental gas costs (as referenced in Section 17 with respect to either Buyer or Seller, as applicable) incurred by the covering Party shall be recoverable from the other Party. Such suspension will be implemented on a pro rata basis to a level at which assurances have been provided. In addition, a failure to provide Performance Assurance as requested shall constitute an Event of Default under Section 21.

         13.3. Either Party, at its sole expense, may request the other Party to reduce its Performance Assurance then in place if the Termination Payment (with respect to all Transactions then outstanding) reverts back to an amount less than or equal to the sum of the Performance Assurance and the Security Threshold then in place (rounding upwards for any fractional amount to the next $100,000). Such request for reduction shall be no more frequently than weekly, with respect to Letters of Credit and guaranties, and daily, with respect to cash. The consent to such request(s) shall not be unreasonably withheld.

         13.4. Either Party may at any time make a calculation of the Termination Payment and submit same to the other Party for review. If within thirty (30) Days of the submission of the value of the Termination Payment from one Party to the other, agreement has not been reached by the Parties as to the amount of the Termination Payment, the determination of the amount of the Termination Payment shall be submitted to arbitration as provided for in Section 18 of this Agreement. Notwithstanding the submission of the determination of the amount of the Termination Payment to arbitration, all requirements in Section 13 of this Agreement shall remain in effect.

         13.5. With respect to this Section 13: (a) "Performance Assurance" means collateral in the form of either cash or Letters of Credit. The requesting Party may also accept a parental guaranty or other collateral deemed sufficient by the requesting Party. If the collateral is in the form of cash, then such cash shall be placed in a segregated, interest-bearing account on deposit with a major U.S. commercial bank having a credit rating of at least "A-" from Standard and Poor's or "A3" from Moody's (interest to accrue to the Party posting the collateral); (b) "Letter of Credit" means one or more irrevocable, transferable standby letters of credit from a major U.S. commercial bank or foreign bank with a U.S. office having a credit rating of at least "A-" from Standard & Poor's or "A3" from Moody's; (c) "Termination Payment" means the amount by which the requesting Party shall aggregate Gains, Losses, and Costs (as those terms are defined in Section 21.2.5 with respect to this Agreement) into a single net amount. The Termination Payment shall include all amounts owed but not yet paid by one Party to the other Party, whether or not such amounts are then due, for performance already performed pursuant to any Transaction.

14.      Right to Terminate Agreement.

         14.1. In addition to any other remedy of Buyer under law or provided under this Agreement, Buyer shall have the right at its election to terminate this Agreement upon twenty (20) Days written notice to Seller if Seller for any reason other than: (i) Force Majeure, (ii) Buyer's failure to take, or (iii) failure by Buyer to pay any Undisputed Amounts, fails, over a period of at least sixty (60) Days, to deliver an average of ninety percent (90%) of the agreed quantity, and provided further, that such failure occurred not more than one hundred forty (140) Days immediately preceding the giving of such notice of termination. Seller shall have twenty (20) Days after receipt of such cancellation notice to cure any failure, in which case Buyer's cancellation is null and void, and this Agreement shall remain in full force and effect.

         14.2. In addition to the other remedies of Seller under law or provided under this Agreement, Seller shall have the right at its election to terminate this Agreement upon twenty (20) Days written notice to Buyer if Buyer for any reason other than: (i) Force Majeure, (ii) Seller's failure to deliver, or (iii) failure by Seller to pay any Undisputed Amounts, fails, over a period of at least sixty (60) Days, to take a volume of Gas not less than an average of ninety percent (90%) of the agreed quantity, and provided further, that such failure occurred not more than one hundred forty (140) Days immediately preceding the giving of such notice of termination. Buyer shall have twenty
                (20) Days after receipt of such cancellation notice to cure any failure,


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                in which case Seller's cancellation is null and void, and this
                Agreement shall remain in full force and effect.

15.      Assignment.

         15.1. The terms, covenants and conditions hereof shall be binding on the Parties hereto and on their successors and permitted assignees.

         15.2. Either Party may assign its interest under this Agreement with the consent of the other Party, which consent shall not be unreasonably withheld, to an affiliate or any company that shall succeed, by merger or consolidation, to substantially all of its assets. In the event of any such assignment, such successor shall be entitled to the rights and shall be subject to the obligations of its predecessor. Seller acknowledges that pursuant to a certain Gas Backup Agreement among Consumers Energy Company (formerly Consumers Power Company), The Dow Chemical Company ("Dow"), and Midland Cogeneration Venture Limited Partnership dated January 27, 1987, Buyer may be required to make an assignment to Dow of certain rights under this Agreement. Seller specifically agrees to accept such assignments, if any, made by Buyer to Dow in accordance with the aforementioned Gas Backup Agreement; provided, however, that (a) such assignment shall not relieve Buyer of its obligations under this Agreement absent Seller's written consent and (b) Dow assumes all obligations of Buyer and meets any credit requirements of Seller prior to the effective date of such assignment.

         15.3. Except as provided above, neither Party shall assign this Agreement without the prior consent of the other Party, which consent shall not be unreasonably withheld. Nothing herein contained shall prevent or restrict either Party from pledging, granting a security interest in, or assigning as collateral all or any portion of such Party's interest to secure any debt or obligation of such Party under any mortgage, deed of trust, security agreement, or similar instrument.

         15.4. Either Party desiring to make an assignment for which it has the right pursuant to the foregoing may upon request obtain a written consent within sixty (60) Days to such assignment from the other Party evidencing its consent.

16. Notices. Except as otherwise herein provided, any notice, request, demand, or statement given in writing or required to be given in writing by the terms of this Agreement shall be deemed given when deposited in the government mail, postage prepaid, directed to the address of the Parties as provided in Sections 16.1 and 16.2 below or at such other address as either Party may from time to time specify in writing to the other Party. Notices, requests, demands, or statements made by person, telephone, Telecopy, Telex, or wire shall be deemed given when received; provided however, that if such notices are received after 5:00 p.m. (recipient's local time), such notice shall not be effective until the next Business Day.

         16.1. TO SELLER:

                 Invoices:       El Paso Merchant Energy Gas, L.P.
                                 Attn:  Accounting Department
                                 PO Box 2511; Houston  TX  77252-2511
                                 Telephone:  713-757-2131
                                 Facsimile:  713-757-7577

                 Other Notices:  El Paso Merchant Energy Gas, L.P.
                                 Attn:  Contract Services
                                 1001 Louisiana, 25th Floor; Houston  TX  77002
                                 Telephone:  713-757-2131
                                 Facsimile:  713-757-7577

                 Wire Transfer:  BANK:  Mellon Bank, Pittsburgh PA
                                 ACCT:  020-9517
                                 ABA:   043-000-261

         16.2. TO BUYER:
                 Invoices:       Midland Cogeneration Venture Limited
                                 Partnership
                                 Attn:  Gas Accounting
                                 100 Progress Place; Midland  MI  48640
                                 Telephone:  517-633-7854
                                 Facsimile:  517-633-7857

                 Other Notices:  Midland Cogeneration Venture Limited
                                 Partnership

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                             Attn:  Contract Administration
                             100 Progress Place; Midland  MI  48640
                             Telephone:  517-633-7852  Facsimile:  517-633-7857

             Wire Transfer:  BANK:  U.S. Bank Trust, N.A., Minneapolis, MN
                             ACCT:  180121167365
                             ABA:  091000022
                             DETAILS:  MI Clearing 47300196 - FBO MCV 76608640

         16.3. Gas nomination notices will be in accordance with the terms and conditions applicable to Transporter.

17. Remedies. In the event Seller fails to deliver the daily quantities for reasons not otherwise excused by Force Majeure, Seller shall be responsible for any incremental gas costs incurred by MCV in replacing such Gas. MCV agrees to use commercially reasonable efforts to purchase replacement Gas at the lowest available price. Seller's obligation to pay MCV for incremental replacement Gas costs (and any transportation penalties or transportation demand charges resulting from unused transportation) shall be MCV's sole and exclusive remedy for Seller's failure to deliver except as provided in Section 14. In the event that MCV fails to take Gas for reasons not otherwise excused by Force Majeure, MCV shall pay Seller for any incremental decrease in the resale price of such Gas. Seller agrees to use commercially reasonable efforts to resell such deficiency Gas at the highest achievable price. MCV's obligation to pay Seller for such decrease (and any transportation penalties or transportation demand charges resulting from unused transportation) shall be Seller's sole and exclusive remedy for MCV's failure to take Gas except as provided in Section 14.

18.      Arbitration.

         18.1. If the Parties are unable to resolve a disagreement arising under this Agreement, such disagreement shall be settled by binding arbitration. Either Party may then commence arbitration by serving written notice thereof on the other Party designating the issue to be arbitrated.

         18.2.  The Parties shall each appoint one (1) arbitrator and the two
                (2) arbitrators so appointed will select a third arbitrator, all of such arbitrators to be (a) qualified by education, knowledge, and experience to resolve the dispute or controversy and (b) neutral and disinterested parties. If either Party fails to appoint an arbitrator within ten (10) Days after a request for such appointment is made by the other Party in writing, or if the two (2) appointed fail to agree on a third arbitrator within ten (10) Days after the appointment of the second, the arbitrator or arbitrators necessary to complete a board of three
                (3) arbitrators will be appointed upon application by either Party therefore to the American Arbitration Association.

         18.3. The jurisdiction of the arbitrators will be limited to the single issue referred to arbitration and the arbitration shall be conducted pursuant to the guidelines set forth by the American Arbitration Association; provided however, that should there be any conflict between such guidelines and the procedures set forth in this Agreement, the terms of this Agreement shall control. In no event shall the arbitrators be authorized to award punitive, consequential or incidental damages.

         18.4. Within fifteen (15) Days following selection of the third arbitrator, each Party shall furnish the arbitrators in writing its position regarding the issue being arbitrated. The arbitrators may, if they deem necessary, convene a hearing regarding the issue being arbitrated. Within thirty (30) Days following the later of the appointment of the third arbitrator or of the hearing, if one is held, the arbitrators shall notify the Parties in writing as to which of the two (2) positions submitted is most consistent with the meaning of this Agreement with respect to the issue being arbitrated. No other position may be selected. Such decision shall be binding on the Parties hereto and shall remain in effect until and unless changed in accordance with the provisions of this Agreement.

         18.5. Enforcement of the award may be entered in any court having jurisdiction over the Parties.

         18.6. Each Party will pay the expenses of the arbitrator selected by or for it, and its counsel, witnesses, and employees. All other costs of arbitration will be equally divided between the Parties.


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19.      Force Majeure. The term "Force Majeure" as employed herein for all purposes relating hereto, shall mean acts of God, strikes, lockouts, or other industrial disturbances, acts of public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, hurricanes, explosions, fires, arrests and restraints of governments and people, civil disturbance, freeze-up of Seller's wells or wells from which Seller is furnishing Gas hereunder, or other temporary inability of Seller's wells or wells from which Seller is furnishing Gas hereunder to produce, mechanical breakdowns or repairs of MCV's plant or pipeline facilities or those of any Transporter used to transport Gas hereunder, inability of any Party hereto to obtain necessary materials, supplies, or permits due to existing or future rules, regulations, orders, laws, or proclamations of governmental authorities (federal, state, or local), including both civil and military, and any other causes whether of the kind herein enumerated or otherwise not within the control of the Party claiming suspension and that by the exercise of due diligence such Party is unable to prevent or overcome. Notwithstanding anything to the contrary contained herein, Buyer's loss of QF Status shall not constitute an event of Force Majeure. In the event that Buyer cannot perform its obligations to take gas under this contract due to a loss of QF status, the cover damages set forth in Section 17 above shall apply. If Buyer's loss of QF status continues for three month(s), Seller may terminate this Agreement without liability.

20. Transportation. Both Parties shall cooperate in an effort to eliminate imbalances on either Party's transporting pipeline(s). The Parties further agree that if any imbalance penalties or charges (including cash out charges) are imposed on a Party as a result of the other Party's failure to deliver or accept the required quantities then the failing Party shall reimburse the nonfailing Party for such charges or penalties.

21.      Defaults and Remedies.

         21.1. Event of Default. A Party shall be deemed in default under this Agreement upon the occurrence of any one or more of the following events ("Events of Default"):

                21.1.1. The unexcused failure by a Party (the "Defaulting
                        Party") to make, when due, any payment required pursuant to this Agreement if such failure is not remedied within three (3) Business Days after written notice of such failure is given to the Defaulting Party by the other Party (the "Non-Defaulting Party") and provided the payment is not a Disputed Amount as described in Section 5.1.2;

                21.1.2. Any representation or warranty made by a Party herein shall at any time during the term of this Agreement prove to be false or misleading in any material respect;

                21.1.3. The failure by a Party to perform, in any material respect, any material covenant or provision set forth in this Agreement (other than (i) the events that are otherwise specifically covered in this Section 21.1 as a separate Event of Default and (ii) the events that are covered in Sections 14, 17, and 19) and such failure is not cured within five (5) Business Days (or such longer period of time if reasonably necessary to cure the failure and the Defaulting Party is making continuous and diligent efforts to cure) after written notice thereof to the Defaulting Party unless such failure is excused by Force Majeure;

                21.1.4. A Party becomes subject to a bankruptcy proceeding, generally fails to pay its debts when due or makes an assignment for the benefit of creditors; or

                21.1.5. The failure of a Party, upon the occurrence of a
                        Material Adverse Change, to provide, for so long as the Material Adverse Change is occurring, adequate assurance (in the form of cash or a Letter of Credit to be provided at the election of the Defaulting Party or a guaranty deemed acceptable by the Non-Defaulting Party, which such acceptance of such guaranty may not be unreasonably withheld) of its ability to perform all of its outstanding obligations to the Non-Defaulting Party under this Agreement within a period not to exceed five
                        (5) Business Days of the Defaulting Party's receipt, in accordance with the notice provisions of Section 16, of a demand therefore by the Non-Defaulting Party.

         21.2.  Remedies Upon an Event of Default.

                21.2.1. If an Event of Default occurs with respect to a
                        Defaulting Party at any time during the term of this Agreement, the Non-Defaulting Party shall have the right for so long as the Event of Default is continuing to (i) establish a date (which date shall be between

                        5 and 10 Business Days after the Non-Defaulting Party delivers written notice to the Defaulting Party of its intent to exercise the remedy described herein) ("Early Termination Date") on which this Agreement shall terminate (ii) withhold any payments due, or (iii) suspend deliveries or receipts, as the case may be, of Gas in the period prior to such Early Termination Date; provided however, upon the occurrence of any Event of Default listed in Section 21, as it may apply to any Party, this Agreement in respect thereof shall automatically terminate, without notice, and without any other action by either Party as if an Early Termination Date had been declared immediately prior to such event.

                21.2.2. If an Early Termination Date has been designated, the
                        Non-Defaulting Party shall in good faith calculate its Gains, Losses, and Costs resulting from the termination of this Agreement. The Gains, Losses, and Costs shall be determined by comparing the value of the remaining term, contract quantities, and contract prices under this Agreement, had it not been terminated, to the equivalent quantities and relevant market prices for the remaining term either quoted by a bona fide third-party offer or that are reasonably expected to be available in the market under a replacement contract for the balance of this Agreement. To ascertain the market prices of a replacement contract, the Non-Defaulting Party may consider, among other valuations, settlement prices of NYMEX natural gas futures contracts, quotations from leading dealers in natural gas swap contracts, and other bona fide third party offers, all adjusted for the length of the remaining term and differences in transportation. It is expressly agreed that a Party shall not be required to enter into replacement transactions in order to determine the Termination Amount (as hereinafter defined.)

                21.2.3. The Non-Defaulting Party shall aggregate such Gains,
                        Losses, and Costs with respect to the balance of this Agreement into a single net amount ("Termination Amount"). The Non-Defaulting Party shall provide the Defaulting Party with a notice and statement containing a clear identification and calculation of the Termination Amount owed by or due to the Defaulting Party and shall be accompanied by sufficient information to enable the Defaulting Party to determine the basis upon which the calculation was made and the accuracy thereof. If the Non-Defaulting Party's aggregate Losses and Costs exceed its aggregate Gains, the Defaulting Party shall, within five (5) Business Days of receipt of such statement, pay the Termination Amount to the Non-Defaulting Party, which amount shall bear interest at the interest rate as set forth in Section 5.1.3 above, from the Early Termination Date until paid. If the Non-Defaulting Party's aggregate Gains exceed its aggregate Losses and Costs, if any, resulting from the termination of this Agreement, the Non-Defaulting Party shall pay such excess to the Defaulting Party on or before the latter of: (i) twenty (20) Days after the end of the month ending on or after the Early Termination Date, and (ii) five (5) Business Days after receipt by the Defaulting Party of the Non-Defaulting Party's notice of the Termination Amount, which amount shall bear interest at the interest rate as set forth in
                        Section 5.1.3 above, from the Early Termination Date until paid.

                21.2.4. If the Defaulting Party disputes the Non-Defaulting
                        Party's right to terminate this Agreement or disagrees with its calculation of the Termination Amount, in whole or in part, the Defaulting Party shall, within three (3) Business Days of receipt of the Non-Defaulting Party's calculation of the Termination Amount, provide to the Non-Defaulting Party a detailed written explanation of the basis for such dispute or disagreement and, if the Termination Amount is due from the Defaulting Party, shall promptly pay to the Non-Defaulting Party such portion thereof as is conceded to be correct. Upon receipt of the Defaulting Party's explanation, the Parties shall seek to resolve the issues in accordance with mutually agreeable dispute resolution procedures.

                21.2.5. As used herein in this Section 21.2, with respect to each Party: (i) "Costs" shall mean reasonable brokerage fees, commissions, and other similar transaction costs and expenses reasonably incurred by a Party either in terminating or entering into new arrangements which replace this Agreement, and reasonable attorney's fees, if any, reasonably incurred in connection with enforcing its rights under this Agreement; (ii) "Gains" shall mean an amount equal to the present value (calculated using the interest rate as set forth in Section 5.1.3 above as the prevailing discount rate) of the economic benefit (exclusive of Costs), if any, to a Party resulting from the termination of its obligations with respect to this Agreement, determined in a commercially reasonable manner; and (iii) "Losses" shall mean an amount equal to the present value (calculated using the interest rate as set forth in Section 5.1.3 above as the prevailing discount rate) of the economic loss (exclusive of Costs), if any, to a Party from the termination of its obligations, with respect to this Agreement, determined in a commercially reasonable manner. In no event, however, shall a Party's Costs, Gains, or Losses include
                        (a) any punitive or consequential damages or (b) any costs or expenses incurred by a Party in terminating or reestablishing any arrangement pursuant to which it has hedged its obligations under this Agreement.

22. Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUCTED ACCORDING TO THE LAWS OF THE STATE OF MICHIGAN.

23.      Miscellaneous.

         23.1. No waiver by either Seller or Buyer of any default by the other under this Agreement shall operate as a waiver of any future default, whether of like or different character or nature.

         23.2. The descriptive headings of particular provisions of this Agreement are for the purpose of facilitating administration and shall not be construed as having any substantive effect on the terms of this Agreement.

         23.3. The Parties agree to proceed with due diligence and make good faith effort to obtain such governmental authorizations as may be necessary to enable performance of this Agreement.

         23.4. This Agreement is subject to the January 27, 1987, Gas Supply Option between Buyer and Dow and to Dow's rights under a certain Gas Backup Agreement with Buyer and Consumers Energy Company (formerly Consumers Power Company) dated January 27, 1987.

         23.5. If any provision of this Agreement is determined to be invalid, void, or unenforceable by any court having jurisdiction, such determination shall not invalidate, void, or make unenforceable any other provision of this Agreement.

         23.6. Neither Buyer nor Seller shall disclose to any third Party other than its partners, parents, affiliates, directors, officers, employees, consultants, advisors, representatives, agents, or those third parties providing financing to it any information received from the other Party that is explicitly marked "Confidential" (such information hereinafter referred to as "Confidential Information"); provided however, that nothing shall be deemed Confidential Information that:

                23.6.1. is part of the public domain;

                23.6.2. becomes publicly known otherwise than through an action or inaction of the receiving Party;

                23.6.3. is independently developed by the receiving Party; or

                23.6.4. is required to be disclosed pursuant to any law, rule, or regulation, or pursuant to any order of a governmental instrumentality, provided that the Party receiving the order shall, if feasible, notify the other Party of any such requirement at least ten (10) Days before compliance is required, and if so requested by the other Party, shall use reasonable efforts to oppose the required disclosure, as appropriate under the circumstances, or to otherwise make such disclosure pursuant to a protective order or other similar arrangement for confidentiality; provided that the Party requesting protection shall pay the costs of these efforts.

         23.7. This Agreement may be amended only by a written instrument executed by the Parties hereto. This Agreement, the Guaranty (Exhibit B attached hereto), and the Consent and Agreement (Exhibit C attached hereto) contain the entire understanding of the Parties with respect to the matter contained in said documents. There are no promises, covenants, or undertakings other than those expressly set forth in said documents.

         23.8. Buyer represents and warrants that it has full and complete authority to enter into and to perform this Agreement. Seller represents and warrants that it has full and complete authority to enter into and to perform this Agreement. Each person who executes this Agreement on behalf of Buyer represents and warrants that he or she has full and complete authority to do so, and that Buyer will be bound thereby. Each person who executes this Agreement on behalf of Seller represents and warrants that he or she has full and complete authority to do so, and that Seller will be bound thereby.

         23.9. Notwithstanding anything to the contrary contained in this Agreement, the liabilities and obligations of MCV arising out of, or in connection with, this Agreement or any other agreements entered into pursuant hereto shall not be enforced by any action or proceeding wherein damages or any money judgment or specific performance of any covenant in any such document and whether based upon contract, warranty, negligence, indemnity, strict liability, or otherwise, shall be sought against the assets of the partners of MCV. By entering into this Agreement, Seller waives any and all right to sue for, seek, or demand any judgment against such partners and their affiliates, other than MCV by reason of the performance by MCV of its obligations under this Agreement or any other agreements entered into pursuant hereto, except to the extent such partners are legally required to be named in any action to be brought against MCV.

24. Limitations: NEITHER PARTY HERETO SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, OR PUNITIVE DAMAGES ARISING OUT OF, OR RELATED TO, A BREACH OF THIS AGREEMENT.

25.      Nominations and Recording.

         25.1 Each Party consents to the recording of its employees' telephone conversations without any further notice.

         25.2 Either Party shall notify the other Party of its nomination(s), from time to time, with prior notice of at least twenty-four
                (24) hours and/or within the transporter's pipeline's deadline date for making changes in nominations. Buyer shall be responsible for compliance with the effective nominations given within the transporter's pipeline's deadline date for changes.

IN WITNESS WHEREOF, this Agreement is executed in multiple originals effective as of the day and year first herein above written.

Midland Cogeneration Venture Limited Partnership      El Paso Merchant Energy Gas, L.P.


LeRoy W. Smith                                        Steve Durio
-------------------------------------------------     ----------------------
Name: LeRoy W. Smith                                  Name:  Steve Durio
Title: Vice President Energy Supply and Marketing     Title:  Vice President

                                                                   EXHIBIT A

                                POINT OF DELIVERY


             Point of Delivery A:  ANR Southwest Head Station

             Point of Delivery B:  ANR Southeast Head Station

             Point of Delivery C: Consumers Energy Company Citygate

                                                                  EXHIBIT B

                                    GUARANTY


Guaranty dated effective as of the tenth day of October 2000, by El Paso Energy Corporation, a Delaware corporation (hereinafter referred to as the "Guarantor"), in favor of Midland Cogeneration Venture Limited Partnership, a Michigan limited partnership (hereinafter referred to as "Creditor").

         WHEREAS, Creditor and El Paso Merchant Energy Gas, L.P. (hereinafter referred to as "Debtor") have entered into a certain Long Term Gas Agreement dated October 10, 2000 (hereinafter referred to as the "Contract"); and

         WHEREAS, as a condition precedent to Creditor's entering into the Contract, Guarantor has agreed to provide this Guaranty as provided herein;

         NOW, THEREFORE, for and in consideration of the premises, Guarantor hereby agrees as follows:

1) Guaranty. Guarantor unconditionally guarantees to Creditor the payment of amounts due and payable by Debtor pursuant to the Contract (such obligations being hereinafter referred to as the "Obligations") up to an aggregate limit of $12 million U.S. dollars; provided however, that as to Obligations which Guarantor is called upon to honor, Guarantor is and shall be entitled to assert any and all claims, counterclaims, defenses, offsets, and other rights which Debtor could assert against Creditor with respect to the Obligations, except as provided in paragraph 7 below. In the event Debtor defaults in the payment of any of the Obligations, after thirty days written notice to Guarantor at the address provided below, Guarantor shall make such payment or otherwise cause same to be paid. Guarantor's Obligations are subject to its receiving from Creditor copies of any and all notices of defaults and events of default given by Creditor to Debtor pursuant to the Contract in the same manner and at the same time as such notices are given by Creditor to Debtor, except to Guarantor's address for notice set forth in this Guaranty.

2) Termination. This Guaranty is continuing and irrevocable and shall remain in full force and effect until the earlier of (a) the termination of the Contract, (b) December 31, 2012, (c) the date on which all obligations under the Contract have been fulfilled, or (d) the date on which Guarantor successfully transfers its obligations hereunder to a permitted transferee according to Section 4 below. Termination of this Guaranty shall not eliminate Guarantor's liability for any transactions entered into under the Contract prior to such termination; however, termination of this Guaranty shall relieve Guarantor of any obligation or liability occurring after such termination.

3) Waivers. Except as is otherwise provided in this Guaranty, Guarantor waives notice of acceptance of the guaranty contained herein, presentment, demand, notice of dishonor, protest and notice of protest, and prosecution of litigation in connection with the Obligations.

4) Assignment. Neither Guarantor nor Creditor may assign its respective rights or obligations under this Guaranty without the other's written consent, which shall not be unreasonably withheld. Subject to the foregoing, this Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, and legal representatives.

5) Notices. Creditor shall give notice to Guarantor if it elects to extend primary term of the Contract. Any notice or other communication required or permitted to be given to Guarantor under this Guaranty shall be deemed to have been given when delivered personally or otherwise actually received or on the tenth (10th) day after being deposited in the United States mail if registered or certified, postage prepaid, or one (1) day after delivery to a nationally recognized overnight courier service, fee prepaid, return receipt requested, if in writing and addressed as follows:
                           El Paso Energy Corporation
                           Attn:  Treasury
                           1001 Louisiana; Houston TX  77002

6) Applicable Law. This Guaranty shall in all respects be governed by, enforced under, and construed in accordance with the laws of the State of Michigan.

7) Effect of Certain Events. Guarantor agrees that Guarantor's liability hereunder will not be released, reduced, impaired, or affected by the occurrence of any one or more of the following events:

         a) The insolvency, bankruptcy, reorganization, or disability of Debtor;

         b) The renewal, consolidation, extension, modification, or amendment from time to time of the Contract;

         c) The failure, delay, waiver, or refusal by Creditor to exercise any right or remedy held by Creditor with respect to the Contract;

         d) The sale, encumbrance, transfer, or other modification of the ownership of Debtor or the change in the financial condition or management of Debtor.

IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty effective as of the date first written above.
                                        El Paso Energy Corporation
                                        --------------------------

                                        Steve Durio
                                        --------------------------
                                        Name: Steve Durio
                                        Title: Vice President

                                                                      EXHIBIT C

                              CONSENT AND AGREEMENT


         CONSENT AND AGREEMENT, dated as of October 10, 2000, made by EL PASO MERCHANT ENERGY GAS, L.P., a Delaware limited partnership, (the "undersigned") to the parties whose names appear on Schedule A attached hereto (the "Transaction Parties"), provides as follows:

         1. Midland Cogeneration Venture Limited Partnership ("MCV"), and the undersigned entered into the Long Term Gas Agreement dated October 10, 2000, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof and of this Consent and Agreement (the "Contract"). MCV was the owner of an approximately 1370 MW gas-fired cogeneration facility in Midland, Michigan (the "Facility"). Pursuant to several separate Participation Agreements, each dated as of June 1, 1990, MCV sold and leased-back several separate Undivided Interests in the Facility under several separate Leases each having a basic term of 25 years. The general structure of the sale and lease-back transactions is described in more detail in Schedule B attached hereto.

         2. The undersigned hereby acknowledges notice of the sale and lease-back transactions described in Schedule B and receipt of a photocopy of each Participation Agreement (including Appendix A thereto but excluding other Appendices, Exhibits and Schedules referenced therein unless specifically requested). Photocopies of the related Transaction Documents will be made available by MCV to the undersigned at its request for inspection. The undersigned further acknowledges and consents to the assignments of and Liens on the Contract pursuant to the Transaction Documents related to each sale and lease-back transaction, and hereby agrees with each of the Transaction Parties (provided, however, that each of the Indenture Trustees will have the rights set forth herein only until the undersigned receives written notice from such Indenture Trustee that the related Undivided Interest in the Facility is no longer subject to the Lien of the Indenture to which such Indenture Trustee is a party and the Secured Notes issued pursuant to such Indenture have been paid in full) that:

            (a) Each Owner Trustee and each related Indenture Trustee shall be entitled, after a Lease Event of Default or an Indenture Event of Default under the Lease or the Indenture, as the case may be, to which such Person is a party, to exercise any and all rights and obligations of MCV under the Contract in accordance with the terms of the related Lease, the related Lessee Security Agreement, the related Indentures and this Consent and Agreement, and the undersigned will comply in all respects with such exercise by any of such Persons, provided MCV is not in default under the Contract.

            (b) The undersigned will give each owner Trustee and Indenture Trustee prompt written notice of any default of which it has knowledge under the Contract which, if not cured, would give the undersigned the right to suspend its performance under, or to terminate, the Contract. Each Owner Trustee and Indenture Trustee (and their respective designee(s)) shall have the right, within 5 business days (or such longer period, not to exceed 30 days, as may reasonably be required to cure defaults other than defaults in respect to the nonpayment of money by MCV) of receipt by each such Person of such written notice, to cure such default. It is understood that, except for the right to terminate the Contract, the undersigned may exercise any right or remedy available under the Contract during this cure period, including but not limited to suspension of deliveries and recourse to financial security or offset.

            (c) In the event any Owner Trustee or Indenture Trustee succeeds to MCV's rights or interests under the Contract after a Lease Event of Default or an Indenture Event of Default under the Lease or the Indenture, as the case may be, to which such Person is a party, whether by foreclosure or otherwise, such Person shall have the right to exercise all rights and obligations of MCV under such Contract, and the undersigned will comply in all respects with such exercise by such Person, provided that the Condition Precedent in Section 2(a) above is met.

            (d) The exercise of remedies under any Lease or foreclosure of any Indenture, whether by judicial proceedings or under power of sale contained in such Indenture or otherwise or any conveyance from MCV or any Owner Trustee to either related Indenture Trustee in lieu thereof, following a Lease Event of Default or Indenture Event of Default under the Lease or the Indenture, as the case may be, to which such Person is a party, shall not require the further consent of the undersigned.

         3. It is understood and agreed that the Contract and this Consent and Agreement are subject to all tariffs and all Applicable Laws relating to such services. Except as required, in the undersigned's reasonable opinion or by any Applicable Law, the undersigned will not, without the prior written consent of each Owner Trustee and Indenture Trustee (unless MCV delivers to the undersigned a certificate stating that such consent is not required by the terms of the related Transaction Documents), cancel, amend, modify or terminate or accept any cancellation, amendment, modification or termination thereof, except if such cancellation or termination is in accordance with the express terms of the Contract, but subject to the rights of each Owner Trustee and Indenture Trustee to cure any defaults and to keep the Contract in full force and effect as provided in Section 2(b) above.

         4. In the event that any Owner Trustee or Indenture Trustee (or their respective designee(s)) assumes the Contract or otherwise elects to perform the duties of MCV under the Contract, such Person shall not have any personal liability to the undersigned for the performance of MCV's obligations under the Contract, it being understood that the sole recourse of the undersigned seeking enforcement of such obligations shall be to such Person's interest in the Facility and the related rights and Revenues therefrom.

         5. If the Contract is rejected by a trustee or debtor-in-possession in any bankruptcy, insolvency or similar proceeding involving any Persons other than the undersigned, or is terminated for any other reason (except as a result of a default which was not appropriately cured as provided herein and in the Contract), and if, (i) within 30 days thereafter, MCV (in the case of a bankruptcy, insolvency or similar proceeding involving any Owner Trustee or Owner Participant), any Owner Trustee, Indenture Trustee or their respective successors or assigns so request and (ii) all payment defaults under the Contract have been cured, the undersigned will execute and deliver to the Person or Persons making such request in proportion to their respective interests in the Contract a new Contract for the services remaining to be performed under the original Contract and containing the same terms and conditions as the original Contract (except for any requirements which have been fulfilled prior to such termination). Such new Contract also shall be subject to the terms of this Consent and Agreement.

         6. The undersigned acknowledges that after the end of the respective Lease Terms and during the respective Residual Terms, each Owner Trustee, as the assignee of an Undivided Interest in the Contract pursuant to the related Facility Agreements Assignment, shall have all of the rights and shall be liable for all of the obligations (to the extent of its respective Undivided Interest Percentage) on a non-recourse basis of MCV under the Contract. The undersigned further acknowledges that MCV shall be the initial Operator of the Facility under the Operating Agreement and further agree that the Owner Trustees may appoint any Person to serve as a successor Operator thereunder so long as such Person satisfies the requirements set forth in the Operating Agreement.

         7. No termination, material amendment or waiver of any provision of this Consent and Agreement or consent to any departure by the undersigned from any provision of this Consent and Agreement shall be effective unless the same shall be in writing and signed by the Owner Trustees, the Indenture Trustees and MCV and then such waiver or consent shall be effective only in a specified instance for the specific purpose for which it was given.

         8. This Consent and Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan, and shall be binding on the parties hereto and their respective successors and assigns.

         IN WITNESS WHEREOF, the undersigned by its officers thereunto duly authorized, have duly executed this Agreement as of the day and year first above written.

                                     El Paso Merchant Energy Gas, L.P.


                                     By:  Steve Durio
                                          --------------------------------------

                                     Title:  Vice President
                                             -----------------------------------


Seen and Agreed to this
16 Day of October , 2000.

MIDLAND COGENERATION VENTURE
    LIMITED PARTNERSHIP, as
    Lessee


By: LeRoy W. Smith
    -------------------------------

Title: LeRoy W. Smith

                                   SCHEDULE A



MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP, as Lessee,


FIRST MIDLAND LIMITED PARTNERSHIP,
DCC PROJECT FINANCE ONE, INC.,
EDISON CAPITAL (formerly, Mission Funding Epsilon),
BELL ATLANTIC CREDIT CORPORATION (formerly, NYNEX Credit Company), RESOURCES CAPITAL MANAGEMENT CORPORATION, as the several Owner Participants,


STATE STREET BANK AND TRUST COMPANY
(formerly, Fleet National Bank, Shawmut Bank Connecticut, National Association, and The Connecticut National Bank), not in its individual capacity but solely as Owner Trustee under several separate Trust Agreements,


UNITED STATES TRUST COMPANY OF NEW YORK, not in its individual capacity but solely as Senior Indenture Trustee under several separate Senior Trust Indenture, Leasehold Mortgage and Security Agreements for the benefit of the Senior Secured Notes,


FIRST UNION NATIONAL BANK
(formerly, Meridian Trust Company),
not in its individual capacity but solely as Subordinated Indenture Trustee under several separate Subordinated Trust Indenture, Leasehold Mortgage and Security Agreements for the benefit of the Subordinated Secured Notes, and


MIDLAND FUNDING CORPORATION I AND
MIDLAND FUNDING CORPORATION II,
as purchasers of the Secured Notes.

                                   SCHEDULE B


                  A. As described below, the Owner Participants named in Schedule A acquired separate Undivided Interests in the Facility and leased such Undivided Interests back to MCV through separate Owner Trustees acting on behalf of separate Owner Trusts. The beneficial interest in each Owner Trust is held by Owner Participant.

                  B. For purposes of this Schedule B and the Consent and Agreement, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in Appendix A to the several separate Amended and Restated Participation Agreements (the "Participation Agreements"), each dated as of June 1, 1990, to which MCV, an Owner Participant, the related Owner Trustee, the related Indenture Trustees, the Funding Corporations, MDC and the Institutional Senior Bond Purchasers named therein are parties. The rules of usage set forth in such Appendices also shall apply hereto; provided, that when the terms defined in Appendix A to a particular Participation Agreement as relating only to the transaction contemplated therein are used in the plural herein, such terms are intended to apply to the terms applicable to the transactions contemplated by all Participation Agreements collectively. In addition, the word "related", when used with respect to any Person, interest, instrument, agreement or document, shall denote a Person which is a party to, or an interest, instrument, agreement or document which is a part of, the transaction contemplated in a particular Participation Agreement and the Transaction Documents referred to in such Participation Agreement.

                  C. Pursuant to a related Participation Agreement, MCV sold and transferred to each Owner Trustee, and each Owner Trustee acquired, subject to Dow's Prior Rights and Consumers' Prior Rights, an Undivided Interest in the Facility equal to the respective Undivided Interest Percentage of such Owner Trustee (with the Undivided Interests in the Initial Assets having been sold and transferred on the First Closing Date and the Undivided Interests in the Second Closing Assets being sold and transferred on the Second Closing Date). Each Owner Trustee leased its Undivided Interest in the Facility back to the Lessee pursuant to a related Lease, under which MCV has the use, possession and control of the Undivided Interest in the Facility for the related Lease Term (with the Undivided Interests in the Initial Assets having been leased on the First Closing Date and the Undivided Interests in the Second Closing Assets being so leased on the Second Closing Date).

                  D. On the Second Closing Date, (i) MCV assigned to each Owner Trustee a separate Undivided Interest in the Facility Agreements and the Cogeneration Agreements pursuant to a related Facility Agreements Assignment and a related Cogeneration Agreements Assignment, respectively, (ii) each Owner Trustee assumed the obligations of MCV under the PPA and the SEPA, to the extent of its respective Undivided Interest Percentage, pursuant to a related Cogeneration Agreements Assignment, (iii) pursuant to the related Lease, each Owner Trustee subassigned its Undivided Interests in the Cogeneration Agreements and Facility Agreements back to MCV for the respective Lease Term, subject to the Lien of the related Indentures, and MCV, as lessee, accepted such subassignment, and (iv) MCV granted to each Owner Trustee a Lien on, without limitation, MCV's right, title and interest in the related Undivided Interests in the Cogeneration Agreements and the Facility Agreements (and the Revenues therefrom) as collateral security for the related Secured Obligations pursuant to a related Lessee Security Agreement.

                  E. Each Owner Trustee, as provided in the related Participation Agreement, financed a portion of the Purchase Price for its Undivided Interest in the Facility with the proceeds of Senior Secured Notes issued by it to Midland Funding Corporation I pursuant to a related Senior Trust Indenture and related Subordinated Secured Notes issued by it to Midland Funding Corporation II pursuant to a related Subordinated Trust Indenture, and Midland Funding Corporation I and Midland Funding Corporation II purchased such Secured Notes.

                  F. Each Owner Trustee granted to the related Indenture Trustees Liens on, among other things, the Owner Trustee's Undivided Interests in the Facility, the Cogeneration Agreements and the Facility Agreements, the Site Interest and its interest in certain of the related Transaction Documents as collateral security for the Owner Trustee's obligations under the related Secured Notes.

                  G. On the Second Closing Date, the Funding Corporations issued Bonds pursuant to a Senior Collateral Trust Indenture and a Subordinated Collateral Trust Indenture, respectively, for the purpose of participating in the payment of the Purchase Price for each Undivided Interest in the Facility and acquiring the funds necessary to purchase the Senior Secured Notes and the Subordinated Secured Notes pursuant to a related Participation Agreement. The Funding Corporations secured their obligations under the Bonds by a pledge to the related Collateral Trust Trustees of the related Secured Notes (and the collateral security therefor) held by the Funding Corporations.

                  H. MCV, each Owner Trustee and Indenture Trustee and the Working Capital Lender, on the Second Closing Date, entered into an Intercreditor Agreement with the Collateral Agent providing for the deposit with and disbursement of all Revenues from the Undivided Interests in the Project by the Collateral Agent.

                  I. MCV and each Owner Trustee also entered into an Operating Agreement appointing MCV as the initial operator of the Project during the respective Residual Terms, commencing on the Operation Commencement Date (as such term is defined in the Operating Agreement).

                  J. On the Second Closing Date, in order to obtain necessary working capital for the operation of the Facility, MCV obtained the Working Capital Line from the Working Capital Lender and granted to the Working Capital Lender first priority Liens on MCV's right, title and interest (as subassignee of the separate Undivided Interests in the Cogeneration Agreements and the Facility Agreements during the respective Lease Terms) in and to (i) all Earned Receivables, (ii) its Natural Gas Inventory and (iii) the Gas Brokering Contract.

                  K. Each Owner Trustee has agreed to reassign its Undivided Interest in the Project (including the Undivided Interest in the Facility Agreements) and the Site Interest back to MCV at the expiration of the related Support Term.

                   First Amendment to Long Term Gas Agreement
                    between El Paso Merchant Energy-Gas, L.P.
              and Midland Cogeneration Venture Limited Partnership
                      dated October 10, 2000 ("Agreement")


This Amendment made and entered into effective this first day of December 2000 by and between El Paso Merchant Energy-Gas, L.P. ("Seller") and Midland Cogeneration Venture Limited Partnership ("MCV" or "Buyer").

                                   WITNESSETH:

         WHEREAS, Seller and Buyer have heretofore entered into the Agreement and now desire to amend certain terms, conditions, and provisions contained therein as hereafter set forth.

         Now, therefore, Seller and Buyer mutually agree as follows:

1.       Article 1 of the Agreement shall have the following section 1.18 added:

         1.18 "NYMEX" shall mean the New York Mercantile Exchange Henry Hub natural gas futures contract traded on the New York Mercantile Exchange.

2. Article 2 of the Agreement shall be deleted in its entirety and shall be replaced with the following:

         2. Quantity. Seller agrees to deliver and sell and MCV agrees to receive and purchase the following volumes at the specific Point of Deliveries in accordance with the terms and conditions of this Agreement:

                10,000 MMBtu /Day, on a firm basis, at Point of Delivery A

                16,000 MMBtu/Day, on a firm basis, at Point of Delivery B

                10,000 MMBtu/Day, on a firm basis, at Point of Delivery C for the price given in amended Article 3 below and for the term T1 given in amended Article 4 below.

                5,000 MMBtu/Day, on a firm basis, at Point of Delivery C for the price given in amended Article 3 below and for the term T2 given in amended Article 4 below.

                5,000 MMBtu/Day, on a firm basis, at Point of Delivery C for the price given in amended Article 3 below and for the term T3 given in amended Article 4 below.

3. Article 3.1 of the Agreement shall be deleted in its entirety and shall be replaced with the following:

         3.1 The price to be paid by Buyer to Seller for all quantities of Gas delivered hereunder inclusive of all taxes and other adjustments or costs not provided for herein shall be:

                $3.78 per MMBtu for all Gas delivered to the Point of Delivery A $3.825 per MMBtu for all Gas delivered to the Point of Delivery B

                $4.10 per MMBtu for all Gas delivered to the Point of Delivery C for the term T1 listed in amended Article 4 given below.

                $0.21 per MMBtu plus the last day of the NYMEX settle for the prompt month for all Gas delivered to the point of Delivery C for the terms T2 and T3 given in amended Article 4 below.

4. Article 4 of the Agreement shall be deleted in its entirety and shall be replaced with the following:


         4. Term. Deliveries of Gas at Point of Deliveries A, B, and C shall be as follows unless an early termination is effected in accordance with the terms of this Agreement.

                Point of Delivery A: shall commence November 1, 2006 and continue through October 31, 2012

                Point of Delivery B: shall commence January 1, 2007 and continue through December 31, 2012

                Point of Delivery C: shall commence November 1, 2006 and continue through October 31, 2012, term T1

                Point of Delivery C: shall commence November 1, 2005 and continue through October 31, 2009, term T2

                Point of Delivery C: shall commence November 1, 2006 and continue through October 31, 2009, term T3

5. All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment is executed in multiple originals effective as of the day and year first hereinabove written.

Midland Cogeneration Venture Limited Partnership
                                                         El Paso Merchant
                                                         Energy-Gas, L.P.


LeRoy W. Smith                                           Steve Durio
--------------------------------------------------       -------------------
By:  LeRoy W. Smith                                      By:  Steve Durio
Title:  Vice President Energy Supply and Marketing       Title:  Vice President



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